Exhibit 10.22

SIXTH AMENDMENT TO
HADDRILL EMPLOYMENT AGREEMENT

This Sixth Amendment to the Employment Agreement (the “Sixth Amendment”) is made and entered into as of December 30, 2008 (the “Effective Date”), by and between Bally Technologies, Inc., a Nevada corporation (the “Company”), and Richard Haddrill (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004, as amended on December 22, 2004, June 13, 2005, June 20, 2006, February 13, 2008, and October 22, 2008 (as amended, the “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Haddrill desire to amend the Employment Agreement in accordance with and subject to the terms and conditions of this Sixth Amendment;

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             The Company and Haddrill agree that Section 4(c) of the Employment Agreement is deleted in its entirety and replaced by the following:

“(c)         Club Initiation Fee. Payment of the initiation fee to the golf or country club of Haddrill’s choice, in the Las Vegas, Nevada, area, subject to approval by the Board of Directors. To the extent Haddrill pays such fees directly and is subsequently reimbursed by the Company, any such reimbursement shall be made by the last day of the calendar year following the calendar year in which the fee was incurred, and the fees eligible for reimbursement in any one calendar year shall not affect the fees eligible for reimbursement in any other calendar year.”

2.             The Company and Haddrill agree that Section 5 of the Employment Agreement is deleted in its entirety and replaced by the following:

“5.           Business and other Expenses. The Company shall reimburse Haddrill for reasonable business expenses (including first-class commercial air travel, as appropriate) in accordance with the Company’s business expense policy. Any reimbursement made by the Company pursuant to this paragraph 5 shall be made by the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.”

3.             The Company and Haddrill agree that Section 7 of the Employment Agreement is hereby amended by adding the following new Section 7(g) to read as following:

“(g)         Termination of Employment. For all purposes of (i) this Employment Agreement and (ii) any award of Restricted Stock Units to Haddrill (whether or not referred to in this Employment Agreement) if such award constitutes a deferral of compensation within the scope of Treas. Reg. Section 1.409A, “termination,” “termination of employment,” and any phrase of similar meaning shall have the meaning assigned to such term in Treas. Reg. section 1.409A-1(h)(1).”

4.             The Company and Haddrill agree that Section 8(d)(i) of the Employment Agreement is deleted in its entirety and replaced by the following:

“(d)         (i) Upon a Change of Control, as hereinafter defined, (A) the Company shall pay to Haddrill $980,000, and (B) Haddrill shall be entitled to retain the rights granted hereunder to (1) all of the Restricted Stock Units and Additional Restricted Stock Units granted to him irrespective of the vesting schedules or distribution provisions set forth on Schedules B and B-1, respectively hereof; provided that he shall not be entitled to receive a distribution of the shares represented by the Restricted Stock Units or the Additional Restricted Stock Units until the first date on which the Company reasonably anticipates, or should reasonably anticipate, that if the distribution is made on such date, the deduction of such payment will not be barred by application of Section 162(m) of the Internal Revenue Code (the “Code”), and (2) all of the Options and Additional Options granted to him irrespective of the vesting schedules set forth in Schedules A and A-1, respectively, hereof, and all such Restricted Stock Units, Additional Restricted Stock Units, Options and Additional Options shall vest immediately. Notwithstanding paragraphs 8(a) through (c), upon a Change of Control the Company shall have no further obligations under this Agreement other than as set forth in this paragraph 8(d). For purposes of this paragraph 8(d), a “Change of Control” shall mean: (i) the date any unaffiliated person, entity or group (as defined in Treas. Reg. 1.409A-3(i)(5)(v)(B)) (a “Third Party”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, ownership of Company stock having more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) consummation of a reorganization, merger or consolidation of the Company; (iii) the date a Third Party acquires, directly or indirectly, ownership of a substantial portion of the Company’s assets equal to or more than 50% of the total gross fair market value (as defined in Treas. Reg. 1.409A-3(i)(5)(vii)) of all of the assets of the Company immediately before such acquisition or acquisitions; or (iv) the date a majority of members of the Company’s Board of Directors (together with any directors elected or nominated by a majority of such members) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; except that any event or transaction which would be a “Change of Control” under clauses (ii) or (iii) of this definition shall not be a Change of Control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquirer in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Third Party’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors. The foregoing definition of “Change of Control” is intended to be consistent with the requirements for a “change in control event” that are set forth in Treas. Reg. §1.409A-3(i)(5) and shall be interpreted in a manner consistent with that intent.

5.             The Company and Haddrill agree that Section 8(e) of the Employment Agreement is deleted in its entirety and replaced by the following:

“(e)         The payment to Haddrill of any amounts pursuant to this paragraph 8 shall be conditioned upon the execution by Haddrill and the Company of a mutual release agreement providing for the release of all claims against the Company and Haddrill, respectively, except for claims arising under or in connection with such mutual release agreement; provided further, that such payments under this paragraph 8 shall be made only if such mutual release agreement is agreed upon and executed by Haddrill and the Company no later than sixty (60) days following the date of termination of employment or the date of a Change of Control.”

6.             The Company and Haddrill agree that Section 8 of the Employment Agreement is hereby amended by adding the following new Section 8(f) to read as follows:

“(f)          Six-Month Delay for Payments to Specified Employee. If Haddrill is a Specified Employee (as defined below) as of the date of his termination of employment under this Agreement, notwithstanding any other provision of this Agreement, any payment to Haddrill following a termination of employment described in paragraph 7(b), paragraph 7(c) and paragraph 7(f) will be accumulated (the “Accumulated Amount”) and Haddrill’s right to receive payment or distribution of such Accumulated Amount will be delayed until the earlier of Haddrill’s death or the first day of the seventh month following Haddrill’s termination of employment (the “Termination Payment Date”), whereupon the Accumulated Amount will be paid or distributed to Haddrill and the normal payment or distribution schedule for any remaining payments or distributions will resume. During the period during which the payment of the Accumulated Amount is delayed pursuant to Code Section 409A, such amount will be set aside in a “rabbi trust” (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by the Company for purposes of holding the funds constituting the Accumulated Amount. Such funds shall be invested in short-term U.S. Government obligations until the Termination Payment Date, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to Haddrill on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to Haddrill.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.”

7.             Notwithstanding anything to the contrary in the Employment Agreement, if Haddrill ceases to be employed with the Company on or before December 31, 2008, this Sixth Amendment shall not affect any deferred compensation (within the meaning of Code Section 409A) that would otherwise be payable to Haddrill in 2008.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Sixth Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Name:	MARK LERNER, Secretary
Title:

/s/ Richard Haddrill
RICHARD HADDRILL